Exhibit 99.1

Following Stockholder Approval, Nakamoto Announces 1-for-40 Reverse Stock Split to be Effective on May 22, 2026

Intended to Support Compliance with Nasdaq’s Minimum Bid Price Requirement for Continued Listing

NASHVILLE, Tenn. – May 20, 2026 – Nakamoto Inc. (Nasdaq: NAKA) (“Nakamoto” or the “Company”), today announced a 1-for-40 reverse stock split of its outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 12:01 a.m. ET on May 22, 2026. The Company’s common stock is expected to begin trading on a split-adjusted basis on the Nasdaq under the same symbol “NAKA” when the market opens on May 22, 2026, with the new CUSIP number 49457M205.

At the Company’s special meeting of stockholders held on May 8, 2026, the Company’s stockholders approved a proposal to allow the Board to proceed with a reverse split of no less than 1-for-20 shares of common stock and no more than 1-for-50 shares of common stock. Subsequently, the Board approved the 1-for-40 shares of common stock ratio for the Reverse Stock Split.

The Reverse Stock Split is intended to increase the per share trading price of the Company’s common stock to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The Reverse Stock Split will reduce the number of outstanding shares of the Company’s common stock from approximately 696.1 million shares pre-reverse split to approximately 17.4 million shares post-reverse split.

The number of authorized shares of common stock and the par value per share will remain unchanged. As a result of the Reverse Stock Split, every 40 shares of Nakamoto’s pre-reverse split common stock will be combined and reclassified into one share of common stock. Proportionate voting rights and other rights of such holders will not be affected by the Reverse Stock Split. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will automatically be entitled to receive cash in lieu of such fractional share.

In accordance with the terms of the Company’s outstanding tradeable warrants, non-tradeable warrants, prefunded warrants, equity incentive plans, and applicable award agreements, the number of shares underlying outstanding tradeable warrants, non-tradeable warrants, prefunded warrants, equity awards will be proportionately adjusted, and any exercise prices will be proportionally adjusted, to reflect the Reverse Stock Split.

The Company’s transfer agent, VStock Transfer, LLC, is acting as paying agent for the Reverse Stock Split. Following the effective time of the Reverse Stock Split, VStock Transfer, LLC will adjust registered stockholders’ book-entry accounts to reflect the applicable ratio automatically. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to the brokers’ particular processes, and generally will not be required to take any action in connection with the Reverse Stock Split.

For additional information regarding the Reverse Stock Split, please refer to Nakamoto’s Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2026 (the “Proxy Statement”). The Proxy Statement is available at www.sec.gov or at the Company’s website at www.nakamoto.com. Additional information regarding this reverse stock split will be included in a Current Report on Form 8-K to be filed by the Company with the SEC on or about May 22, 2026.

About Nakamoto Inc.

Nakamoto Inc. (Nasdaq: NAKA) is a Bitcoin company that owns and operates a global portfolio of Bitcoin-native enterprises spanning media & information services, asset management & financial services, and consulting & advisory services. Nakamoto is the parent company of BTC Inc, the world’s leading Bitcoin media enterprise behind Bitcoin Magazine, The Bitcoin Conference, and Bitcoin for Corporations, and of UTXO Management, a Bitcoin-native asset manager focused on public and private market investments across the Bitcoin ecosystem. For more information, visit nakamoto.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Nakamoto expects, believes or anticipates will or may occur in the future are forward-looking statements, as defined under U.S. federal securities laws.

Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow,” “seek,” “see,” “aim,” “target,” or the negative of such terms or other variations thereof. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements regarding the Reverse Stock Split, the expected effect on the per share trading price of common stock, Nakamoto’s ability to regain compliance with Nasdaq’s minimum bid price requirement for continued listing on The Nasdaq Capital Market, the expected number of post-split shares outstanding, and the treatment of fractional shares. These forward-looking statements are inherently uncertain and involve numerous assumptions and risks. Factors that could cause actual results to differ materially from those projected include, but are not limited to: (i) the Reverse Stock Split may not result in a sustained increase in the per share trading price of Nakamoto’s common stock; (ii) the Reverse Stock Split may decrease the trading liquidity of Nakamoto’s common stock; (iii) the Reverse Stock Split may not result in Nakamoto regaining compliance with Nasdaq’s minimum bid price requirement; (iv) Bitcoin market volatility; and (v) other important factors detailed in Nakamoto’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that are filed, or will be filed, with the SEC and that are or will be available on Nakamoto’s website at www.nakamoto.com and on the website of the SEC at www.sec.gov. All forward-looking statements are based on assumptions that Nakamoto believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and Nakamoto does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nothing contained herein constitutes an offer to buy or sell securities of Nakamoto or any other party, nor does it constitute a solicitation of any proxy or vote. Past performance is not indicative of future results.

Media Contact

Carissa Felger / Sam Cohen

Gasthalter & Co.

(212) 257-4170

Nakamoto@gasthalter.com

Investor Relations Contact

Steven Lubka

VP of Investor Relations

(615) 701-8889

Investors@nakamoto.com